UNITED STATES
SECURITIES AND EXCHANGE COMMISISON
WASHINGTON, D.C. 20549


SCHEDULE 13G


UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.:   1  )*


Edgen Group, Inc.
---------------------------------------------------------
(Name of Issuer)

Common Stock
---------------------------------------------------------
(Title of Class of Securities)

28014Q107
---------------------------------------------------------
(CUSIP Number)

December 31, 2012
-----------------------------------------------------------------------------
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

	[  ]  Rule 13d-1(b)
	[X] Rule 13d-1(c)
	[  ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person?s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934(Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 2 of 5
CUSIP No. 28014Q107
1	NAME OF REPORTING PERSON
	S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

	KDI Capital Partners, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a)  [  ]
	(b)  [  ]

3	SEC USE ONLY


4	CITIZENSHIP OR PLACE OF ORGANIZATION

	North Carolina

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Number of Shares Beneficially Owned by Each Reporting Person With

5 	SOLE VOTING POWER
	1,721,286
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6	SHARED VOTING POWER
       0
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7	SOLE DISPOSITIVE POWER
       1,721,286
------------------------------------------------------------
8 	SHARED DISPOSITIVE POWER
       0
-------------------------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,721,286

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
	Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	9.54%

12	TYPE OF REPORTING PERSON
	OO (limited liability company), IA

Page 3 of 5
CUSIP No. 28014Q107

Item 1 (a)	Name of Issuer:  EDGEN GROUP, INC.

Item 1 (b)	Address of Issuers Principal Executive Offices:
		18444 Highland Road
      Baton Rouge, LA 70809

Item 2	(a)	Name of Person Filing:
KDI Capital Partners

Item 2 (b)	Address of the principal business office of each of the persons identified in 2(a) above:  4101 Lake Boone Trail, Suite 218, Raleigh,
North Carolina, 27607

Item 2 (c)	KDI Capital Partners, LLC is a North Carolina
Limited Liability Company

Item 2 (d)	Common Stock

Item 2 (e)	CUSIP Number:  28014Q107

Item 3		If this statement is filed pursuant to ss.ss.240.13d-1 or
240.13d-2(b) or (c), check whether the person filing is a:

		Not applicable

Item 4 (a)	Amount beneficially owned:

KDI Capital Partners, LLC,  1,721,286

Item 4 (b)	Percent of Class

       KDI Capital Partners, LLC,  9.54%

Item 4 (c)	Number of Shares of which such person has:

(i) Sole power to vote or to direct the vote
KDI Capital Partners, LLC,  1,721,286

(ii) Shared power to vote or to direct the vote
KDI Capital Partners, LLC,  0

(iii) Sole power to dispose or to direct the disposition of
KDI Capital Partners, LLC,  1,721,286

(iv) Shared power to dispose or to direct the disposition of
KDI Capital Partners, LLC,  0

Page 4 of 5
CUSIP No. 28014Q107

Item 5		Ownership of Five Percent or Less of a Class

		Not Applicable

Item 6		Ownership of More than Five Percent on Behalf of Another Person

		Not Applicable

Item 7		Identification and Classification of the Subsidiary Which Acquired
the Security Being Reported on By the Parent Holding Company

		Not Applicable

Item 8		Identification and Classification of Member of the Group

		Not Applicable

Item 9		Notice of Dissolution of Group

		Not Applicable

Page 5 of 5
CUSIP No. 28014Q107

Item 10	Certification

		By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant I any transaction having that purpose or effect.

				SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I Certify that the information set forth in this statement is true, complete
And correct.


	Dated: February 14, 2013		KDI CAPITAL PARTNERS, LLC*

						By:	/s/ Sheldon M. Fox
							_____________________________								Sheldon M. Fox
							Managing Member


*The Reporting Persons disclaim beneficial ownership in the shares reported herein except to the extent of their pecuniary interest therein.